 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-239047
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 9, 2020)
NIO Inc.
Class A Ordinary Shares

CHJ Limited, a wholly-owned special purpose vehicle of ours, and Image Frame Investment (HK) Limited are lending to certain designated dealers up to 41,400,000 of our Class A ordinary shares, US$0.00025 per share, or approximately 2.7% of our total Class A ordinary shares issued and outstanding immediately upon Listing (as defined below) (without taking into account the additional shares to be issued under our stock incentive plans, Class A ordinary shares issued and reserved for future issuance upon exercising or vesting of awards granted under our stock incentive plans and assuming all Class B ordinary shares will be converted into Class A ordinary shares upon Listing), to facilitate the proposed listing of our Class A ordinary shares on the Main Board of The Stock Exchange of Hong Kong Limited, or the HKSE, by way of introduction, or the Listing. Our Class A ordinary shares will be traded on the HKSE under the stock code “9866”.
The Class A ordinary shares being lent hereby will be used by the designated dealers to create additional liquidity of our Class A ordinary shares on the HKSE through sales at market prices on the HKSE during a 30-calendar-day period from and including the listing date of our Class A ordinary shares on the HKSE, which is expected to be on or about March 10, 2022. See “Description of Liquidity Arrangements.” We are registering the Class A ordinary shares being registered hereby in connection with the sale of such shares to the extent that they are sold to U.S. persons, as defined under Regulation S, or for the account or benefit of U.S. persons.
Neither we nor any of our lending shareholders will receive any proceeds from the lending of the Class A ordinary shares being registered hereby. The Class A ordinary shares being registered hereby will be sold at prevailing market prices at the time of sale in liquidity trades on the HKSE during the liquidity period with delivery expected to occur from time to time in accordance with the rules of the HKSE.
Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “NIO”. Each ADS represents one Class A ordinary share. On March 8, 2022, the reported last sale price of the ADSs on the NYSE was US$17.98 per ADS.
Investing in our ADSs and Class A ordinary shares involves risks. See “Risk Factors” beginning on page S-16.
NIO Inc. is not an operating company in China but a Cayman Islands holding company with no equity ownership in its consolidated variable interest entities. We conduct our operations in China through (i) our PRC subsidiaries and (ii) our variable interest entity, or VIE, Beijing NIO Network Technology Co., Ltd., or Beijing NIO, with which we have maintained contractual arrangements. PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunication services, including without limitation, performing internet information services, operating our website and mobile application as well as holding certain related licenses. Accordingly, we operate these businesses in China through our VIE, and rely on contractual arrangements among a PRC subsidiary of ours, our VIE and its nominee shareholders to control the business operations of our VIE. Investors in our ADSs and Class A ordinary shares thus are not purchasing equity interests in our VIE in China but instead are purchasing equity interests in a Cayman Islands holding company. As used in this prospectus supplement, “NIO,” “we,” “us,” “our company,” and “our” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, and in the context of describing our operations and consolidated financial information, our VIE, Beijing NIO, and its subsidiaries, and depending on the context, may also refer to Shanghai Anbin Technology Co., Ltd., or Shanghai Anbin, which is no longer our VIE as of March 31, 2021, and its subsidiaries. Beijing NIO and Shanghai Anbin, our current and past VIEs, and their subsidiaries, taking into account all of their respective business with or without foreign investment restrictions under PRC laws, did not contribute any external revenue to our total revenues in 2018, 2019, and 2020 and for the nine months ended September 30, 2021. Our current and past VIEs and their subsidiaries with foreign investment restricted businesses under PRC laws, being value-added telecommunications services, provided such services internally to our subsidiaries, and such services amounted to nil, nil, RMB0.2 million and RMB0.4 million (US$0.1 million) during 2018, 2019, 2020 and the nine months ended September 30, 2021, respectively.
Our corporate structure is subject to risks associated with our contractual arrangements with our VIE. If the PRC government deems that our contractual arrangements with our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries, our VIE and investors in our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our VIE and, consequently, the business, financial condition and results of operations of our VIE and our company as a whole. Our Class A ordinary shares or our ADSs may significantly decline in value, if we are unable to assert our contractual control rights over the assets of our PRC subsidiaries and VIE that conduct all or substantially all of our operations. For a detailed description of the risks associated with our corporate structure, please refer to “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2020, or the 2020 Annual Report, and “Risk Factors — Risks Related to Our Corporate Structure” in Exhibit 99.1 of our current report on Form 6-K furnished to the SEC at 7:15 A.M. (Eastern Time) on February 28, 2022, or the Listing Current Report, both of which documents are incorporated herein by reference.
We face various legal and operational risks and uncertainties related to doing business in China and we are subject to the complex and evolving PRC laws and regulations. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations. For example, we face risks associated with regulatory approvals on offshore capital raising activities of listed companies, anti-monopoly regulatory actions, the use of our VIE and oversight on cybersecurity and data privacy, as well as the lack of PCAOB inspection on our auditors. These risks could result in a material adverse change in our operations and the value of our ADSs and Class A ordinary shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks related to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in the 2020 Annual Report and “Risk Factors — Risks Related to Doing Business in China” in Exhibit 99.1 of the Listing Current Report.
Our ADSs may be delisted or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act, or the HFCA Act, given that the PCAOB is unable to inspect or fully investigate auditors who are located in China. On June 22, 2021, the U.S. Senate passed a bill which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. The delisting or the cessation of trading of our ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of our ADSs and Class A ordinary shares. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in the mainland of China, and identified the registered public accounting firms in the mainland of China that are subject to such determinations. Our auditor is identified by the PCAOB and is subject to the determination. For more details, see “Risk Factors — Risks Related to Doing Business in China — Given that the PCAOB is unable to inspect or fully investigate auditors located in China, our ADSs may be delisted under the Holding Foreign Companies Accountable Act. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections” in Exhibit 99.1 of the Listing Current Report.
NIO Inc. is a holding company with no material operations of its own. As a result, although other means are available for us to obtain financing at the holding company level, NIO Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and service fees paid by our VIE in China. Under PRC law, NIO Inc. may provide funding to our PRC subsidiaries only through capital contributions or loans, and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. In 2018, 2019, 2020 and the nine months ended September 30, 2021, NIO Inc. provided funding to its intermediate holding companies and subsidiaries through capital contributions. NIO Inc. has also extended loans to its intermediate holding companies and subsidiaries, which outstanding principal amount was RMB20.7 million, RMB22.7 million, RMB19.7 million and RMB0.1 million (US$0.02 million), as of December 31, 2018, 2019 and 2020 and September 30, 2021, respectively, and such amounts were then loaned to the nominee shareholders of our VIE for use as their investment in our VIE. NIO Inc. has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For more details, see “Prospectus Supplement Summary — Cash and Asset Flows through Our Organization” in this prospectus supplement.
Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2022.

PROSPECTUS SUPPLEMENT
PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the registration of certain Class A ordinary shares under the liquidity arrangements as described under “Description of Liquidity Arrangements” and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated June 9, 2020 included in the registration statement on Form F-3 (No. 333-239047), which provides more general information.
You should read this prospectus supplement along with the accompanying prospectus. Both parts of the document contain information you should consider when making your investment decision. You should rely only on the information included or documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any of the lending shareholders has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. The Class A ordinary shares registered hereby will be offered only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is current only as of the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the lending shareholders’ behalf, to subscribe for and purchase, any of our ADSs or Class A ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
Capitalized terms used in this prospectus supplement but not defined herein are defined in the accompanying prospectus, in the 2020 Annual Report that is incorporated herein by reference or in the Listing Current Report that is incorporated herein by reference.
We have published our consolidated financial statements in RMB. Our business is primarily conducted in China and substantially all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement are made at the rate as of the end of the applicable period, that is, RMB6.4434 to US$1.00, the rate in effect as of September 30, 2021. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
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our goals and growth strategies;

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the COVID-19 pandemic;

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our future business development, financial condition and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry;

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relevant government policies and regulations relating to us, and their future development; and

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assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The electric vehicles industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs and Class A ordinary shares. In addition, the rapidly evolving nature of the electric vehicles industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on the forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, the information included under the section entitled “Item 3. Key Information — D. Risk Factors” in the 2020 Annual Report, the section entitled “Risk Factors” in Exhibit 99.1 of the Listing Current Report and the financial statements and the related notes thereto in the 2020 Annual Report and our current report on Form 6-K furnished to the SEC on November 15, 2021, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Company
Our Chinese name, Weilai (蔚來), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
We are a pioneer and a leading company in the premium smart electric vehicle market. We design, develop, jointly manufacture, and sell premium smart electric vehicles, driving innovations in autonomous driving, digital technologies, electric powertrains and batteries. We differentiate ourselves through our continuous technological breakthroughs and innovations, such as our industry-leading battery swapping technologies, Battery as a Service, or BaaS, as well as our proprietary autonomous driving technologies and Autonomous Driving as a Service, or ADaaS.
We introduced the EP9 supercar in 2016, which was then the fastest electric vehicle, setting the Nurburgring Nordschleife all-electric vehicle lap record. In December 2017, we launched the ES8, which is a six- or seven-seater flagship premium smart electric SUV. Subsequently, we launched the award-winning ES6, a five-seater high-performance premium smart electric SUV, in December 2018, and the EC6, a five-seater premium smart electric coupe SUV, in December 2019, followed by the ET7, a flagship premium smart electric sedan, in January 2021. In December 2021, we launched the ET5, a mid-size premium smart electric sedan.
Our vehicles have been well-received by Chinese consumers. In 2018, we delivered 11,348 ES8s. In 2019, we delivered 20,565 vehicles, including 9,132 ES8s and 11,433 ES6s. In 2020, we delivered 43,728 vehicles, including 10,861 ES8s, 27,945 ES6s and 4,922 EC6s. In 2021, we delivered 91,429 vehicles, which include 20,050 ES8s, 41,474 ES6s and 29,905 EC6s. As of February 28, 2022, the cumulative deliveries of the ES8, ES6 and EC6 reached 182,853 vehicles.

Model	ES8	ES6	EC6	ET7*	ET5*
Segment	Mid-large SUV	Mid-size SUV	Mid-size coupe SUV	Mid-large sedan	Mid-size sedan
Wheelbase (mm)	3,010	2,900	2,900	3,060	2,888
Driving range (km) (with 75/100/150kWh battery pack)***	450/580/850	465/610/900****	475/615/910****	550/705/1000	550/700/1000
Acceleration time from 0 to 100km/h (s)	4.9	4.7****	4.5****	3.8	4.3
Peak Power (kW)	400	400****	400****	480	360
Maximum Torque (NM)	725	725****	725****	850	700
Autonomous driving package	NIO Pilot	NIO Pilot	NIO Pilot	NIO Autonomous Driving	NIO Autonomous Driving
MSRP starting from (RMB) †	468,000	358,000	368,000	448,000	328,000

*
ET7 and ET5 are expected to commence delivery in March and September 2022, respectively.

**
Represent NEDC range for ES8, ES6 and EC6 and CLTC range for ET7 and ET5.

***
150 kWh battery is expected to be available in the fourth quarter of 2022.

****
Represent configurations of performance versions.

†
Starting price of base models, and actual price may be higher depending on configuration.

Our Key Technological Breakthroughs and Innovations
Since our inception, we have continued to innovate with the goal of consistently creating the most worry-free and convenient experience for our users. We are an industry leader in battery swapping and autonomous driving technologies. Our technological breakthroughs and innovations differentiate us from our peers, creating better user experience and enhancing our users’ confidence in us.
Battery swapping and BaaS
Since our introduction of the ES8 in 2017, all of our smart electric vehicles have been equipped with proprietary battery swapping technologies, providing our users with a “chargeable, swappable, upgradable” experience. In 2020, we launched the industry-first Battery as a Service, or BaaS, an innovative model which allows users to purchase electric vehicles and subscribe for the usage of batteries separately. BaaS enables our users to benefit from lower vehicle purchase prices, flexible battery upgrade options and assurance of battery performance.
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Battery swapping.   Supported by over 1,200 patented technologies, all of our vehicles support battery swapping. It provides our users with convenient “recharging” experience by simply swapping the user ‘s battery for another one within minutes. In addition, it enables users to enjoy the benefits of battery technology advancements with upgrade options. Our Power Swap station 2.0, which began deployment in April 2021, significantly increases our service capacity by shortening the battery swapping time to under three minutes and carrying up to 13 batteries. As of December 31, 2021, we had 777 Power Swap stations covering urban areas and expressways across 183 cities in China, through which we had completed over 5.5 million battery swaps cumulatively.

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BaaS.   Enabled by vehicle-battery separation and battery subscription, BaaS decouples the battery price from the purchase price of a vehicle. Under the BaaS, we sell a battery to the Battery Asset

Company, in which we currently hold approximately 19.8% of the equity interests, and the user subscribes for the usage of the battery from the Battery Asset Company. BaaS users enjoy a lower upfront purchase price and flexible subscription options for batteries of various capacities according to their needs on a monthly or yearly basis, as well as flexibility for battery upgrades in the future. For the year ended December 31, 2021, over half of the users that we delivered vehicles to chose BaaS subscription.
Autonomous driving and ADaaS
We believe that autonomous driving is the core of smart electric vehicles and it has been our focus from day one. We are one of the first companies in China to offer enhanced ADAS capabilities. NIO Pilot, our proprietary enhanced ADAS, is now equipped with Navigate on Pilot, or NOP. NOP is able to guide a vehicle on and off ramps, overtake, merge lanes and cruise according to planned routes in highways and urban expressways, and is one of the most advanced ADAS features on any volume-manufactured vehicle. In January 2021, we announced NIO Autonomous Driving, or NAD, our next generation, proprietary full stack autonomous driving technology. We have built up the NAD capability with in-house developed perception algorithms, localization, control strategy and platform software. The technology comprises a super computing platform called NIO Adam and a super sensing system called NIO Aquila. NAD is expected to gradually cover use cases from expressways, urban roads, parking, battery swapping to other domains to deliver a safer and more relaxing autonomous driving experience for our users and is first available on the ET7. We plan to roll out NAD through a monthly subscription under Autonomous Driving as a Service, or ADaaS, in the future.
Our User Community
We strive to build an integrated online and offline user community by providing holistic services and a joyful lifestyle under which users interact with us and with each other. Our direct sales model allows us to build direct relationships with users and engage with them online through NIO app and offline through NIO Houses and NIO Spaces. We further engage our user community through NIO Day and NIO Events, as well as our lifestyle brand NIO Life.
Our in-house developed NIO app is designed to be a portal not only for selling vehicles where users can place orders for and configure all NIO vehicles, but also for vehicle control, service access and NIO Life product purchase. NIO Houses have showroom functions while serving as clubhouses for our users and their friends. NIO Spaces are mainly showrooms for our brand, vehicles and services. As of December 31, 2021, we operated 37 NIO Houses and 321 NIO Spaces across 143 cities in China.
We have fostered a NIO community with users being involved in planning, organizing, and participating in company- and user-organized events, including our annual NIO Day. As a result of strong user engagement, our users are more willing to refer friends and family to our vehicles and services. For the year ended December 31, 2021, we reached a high user referral rate of over 60%.
Our Supply Chain and Manufacturing
Our position as a pioneer in the market has attracted many global leaders and innovative companies in the industry to work with us, creating an extensive industry alliance network that is mutually beneficial to NIO and our partners. We continuously innovate our supply chain in order to establish a more effective and diverse supply chain system. We actively cultivate partnerships with suppliers that have innovative technological capabilities and cost advantages, thereby increasing the competitiveness and innovativeness of our supply chain. Our key supplier for batteries is Contemporary Amperex Technology Co., Limited, or CATL. Our key suppliers for the semiconductor chips are Mobileye and Nvidia. We have also added Qualcomm as a semiconductor chip supplier for our vehicle models.
We manufacture our vehicles through a strategic alliance with JAC at its Hefei manufacturing facility, which currently has an annual vehicle and component production capacity of 120,000 units and will be expanded to 240,000 units in the first half of 2022. Our alliance with JAC has given us great flexibility and scalability, enabling our vehicles to hit market fast with high quality assurance. In addition, we have kicked off the construction of the second manufacturing plant in Xinqiao Industrial Park in Hefei and expect to start our vehicle production in the new manufacturing plant in the third quarter of 2022. According to the reports published by J.D. Power in July 2021, the ES6 ranked the highest in the luxury battery electric vehicle segment in China New Energy Initial Quality Study (NEV-IQS) while the ES8 ranked the highest in the luxury battery electric vehicle segment in China New Energy Vehicle — Automotive Performance, Execution and Layout (NEV-APEAL) Study.
Our Cooperation with Hefei Strategic Investors
On April 29, 2020, we entered into an investment agreement, or the initial investment agreement or the “Hefei Investment Agreement”, and a shareholders agreement, or the initial shareholders agreements (collectively, the initial agreements), for investments into NIO Holding Co., Ltd. (previously known as NIO (Anhui) Holding Co., Ltd.), or NIO China, a legal entity wholly owned by us prior to the investment, with Hefei City Construction and Investment Holding (Group) Co., Ltd. (“Hefei Construction Co.”), CMG-SDIC Capital Co., Ltd. (“SDIC”) and Anhui Provincial Emerging Industry Investment Co., Ltd. (“Anhui High-tech Co.”). Pursuant to the initial agreements, each investor may designate a fund managed by it or a third party, as applicable, to perform the investment obligations and assume other rights and obligations under the initial agreements. Accordingly, we entered into a series of supplemental agreements with the designated investment entities of these investors later in 2020. We refer to the group of investors with whom we entered into the Hefei Agreements as the Hefei Strategic Investors in this prospectus supplement.
Under the Hefei Investment Agreement, the Hefei Strategic Investors agreed to invest an aggregate of RMB7 billion in cash into NIO China. We agreed to inject our core businesses and assets in China, including vehicle research and development, supply chain, sales and services and NIO Power, or together as the Asset Consideration, which was valued at RMB17.77 billion, into NIO China. As of the date of this prospectus supplement, the injection of our core businesses and assets into NIO China had been completed. Further, we agreed to invest RMB4.26 billion in cash into NIO China. Pursuant to the Hefei Shareholders Agreement, upon the completion of the investments, we held 75.885% of controlling equity interests in NIO China, and the Hefei Strategic Investors collectively held the remaining 24.115%. In September 2020, February 2021 and September 2021, we, through one of our wholly-owned subsidiaries, purchased from certain Hefei Strategic Investors equity interests in NIO China and subscribed for newly increased registered capital of NIO China to increase our shareholding. After the completion of these transactions, as of the date of this prospectus supplement, we held 92.114% controlling equity interests in NIO China. See “Business — Certain Other Cooperation Arrangements — Hefei Strategic Investors” and “Risk Factors — Risks Related to Our Business and Industry — We are subject to risks related to the investment in NIO China” in Exhibit 99.1 of the Listing Current Report for more information about the investment in NIO China.
Our Strengths
We believe the following strengths contribute to our success:
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Leading brand in China’s premium smart electric vehicle market;

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Well positioned products in the premium smart electric vehicle market;

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Proven capabilities in proprietary software and hardware technological innovations;

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Innovative Battery as a Service and comprehensive power solutions;

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User enterprise advocating a worry-free and holistic user experience; and

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World-class management and global talent pool.

Our Strategies
We are pursuing the following strategies to achieve our mission:
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Successfully launch future models and accelerate product iteration;

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Continue to focus on technological innovations;

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Continue to develop our power infrastructure and expand sales and service coverage;

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Create more recurring revenues during the lifetime ownership; and

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Expand internationally to benefit from rising global demand.

Recent Developments
SGX-ST Listing Application
We have applied for a secondary listing by way of introduction on the Main Board of the Singapore Exchange Securities Trading Limited (the “SGX-ST”), and the application is undergoing review by SGX-ST as of the date of this prospectus supplement. We expect to be listed on SGX-ST after the listing date of our Class A ordinary shares on the HKSE, conditioned upon obtaining all requisite regulatory approvals and satisfying all applicable listing requirements. We will make definitive plans of such listing and keep our shareholders informed of the status of the proposed listing on SGX-ST to the extent possible. Upon listing on SGX-ST, we will be required to comply with the listing rules (where applicable) and other regulatory regimes of the NYSE, HKSE, SGX-ST, unless otherwise agreed by the relevant regulators, and we have no intention to facilitate the fungibility of our Class A ordinary shares listed on the HKSE and SGX-ST.
Recent Regulatory Developments
Recently, the PRC governmental authorities have promulgated a series of laws and regulations relating to cybersecurity and data security.
On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law (the “Data Security Law”), which took effect in September 2021. The Data Security Law sets forth data security and privacy related compliance obligations on entities and individuals carrying out data related activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data and the degree of impact on national security, public interests or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. In addition, the Data Security Law provides a national security review procedure for those data activities that may affect national security, and imposes export restrictions on certain data and information. According to the PRC National Security Law (the “PRC National Security Law”), the State shall establish institutions and mechanisms for national security review and regulation, and conduct national security review on certain matters that affect or may affect PRC national security, such as key technologies and IT products and services. As advised by Han Kun Law Offices, our PRC legal counsel, the criteria for determining “affect or may affect national security,” as stipulated in the National Security Law, is still subject to uncertainty and further observation and further elaboration by the Standing Committee of the National People’s Congress or other authorities. According to the effective Cybersecurity Review Measures critical information infrastructure operators’ procurement of network products or services which may impact national security may be subject to cybersecurity review, and the authorities may also carry out cybersecurity review on network products or services which they deem as endangering national security.
On July 10, 2021, the CAC released the Cybersecurity Review Measures (Revised Draft for Solicitation of Comments). On December 28, 2021, the Cyberspace Administration of China (“CAC”), the National Development and Reform Commission of the PRC (“NDRC”), the Ministry of Industry and Information Technology of the PRC (“MIIT”), the Ministry of Public Security (“MPS”), the Ministry of National Security, the Ministry of Finance of the PRC (“MOF”), the Ministry of Commerce of the PRC (“MOFCOM”), the People’s Bank of China, the PRC State Administration for Market Regulation (“SAMR”), the National Radio and Television Administration, the China Securities Regulatory Commission (“CSRC”), the National Administration of State Secrets Protection and the State Cryptography Administration jointly released the Cybersecurity Review Measures (the “Cybersecurity Review Measures”), which took effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, network platform operators with information of over one million users shall declare cybersecurity review before listing abroad. The cybersecurity review will valuate, among others, the risk of critical information infrastructure, core data, important data, or the risk of a large amount of personal information being influenced, controlled or maliciously used by foreign governments after going public, and cyber information security risk. As advised by our PRC legal counsel, the term “listing abroad” under the Cybersecurity Review Measures exempts listing in Hong Kong from the mandatory obligation of ex-ante declaration of cybersecurity review. Based on the foregoing and as advised by our PRC legal counsel, we are of the view that the Cybersecurity Review Measures will not have a material adverse effect on our business, financial condition, operating results and prospects. Given the Cybersecurity Review Measures were recently promulgated, their interpretation, application and enforcement are subject to substantial uncertainties.
On August 12, 2021, the MIIT issued the Opinion on Strengthening the Access Administration of Intelligent Connected Vehicles Manufacturing Enterprises and Their Products (the “Access Administration Opinion”), which provided responsibilities of intelligent connected vehicles manufacturing enterprises, and required such enterprises to strengthen the management of vehicle data security, cyber security, software updates, function safety and intended function safety. Furthermore, the Access Administration Opinion stated that vehicles manufacturing enterprises shall conduct security assessment prior to transmitting data abroad.
On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure (the “Regulations”), which took effect in September 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cyber Security Law. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure. According to the Regulations, operators of certain industries or sectors that may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage may be identified as critical information infrastructure operators by the CAC or the respective industrial regulatory authorities once they meet the identification standards promulgated by the authorities.
On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, and (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court.
On August 20, 2021, the CAC promulgated the Provisions on the Administration of Automobile Data Security (for Trial Implementation) (the “Provisions on Automobile Data Security”), which took effect in October 2021. The Provisions on Automobile Data Security clearly define the definition of “automobile data”, “automobile data operating”, “automobile data operator”, “personal information”, “sensitive personal information” and “important data”, and further elaborate the principles of and requirements for the automobile data operating activities within the PRC. Furthermore, the Provisions on Automobile Data Security also prescribe the implementation of classified protection of cybersecurity, the obligations of automobile data operators to inform, anonymize and obtain individuals’ consents, and the specific requirements for operating sensitive personal information, as well as the risk assessment when operating important data and the security assessment when providing data abroad.
On November 14, 2021, the CAC published the Administration Regulations on Cyber Data Security (Draft for Comments) (the “Draft Administration Regulations on Cyber Data Security”), which reiterates the circumstances under which data processors shall apply for cybersecurity review, including, among others, (i) the data processors who process personal information of at least one million users apply for “foreign” listing; and (ii) the data processors’ listing in Hong Kong affects or may possibly affect national security. However, it provides no further explanation or interpretation as to how to determine what constitutes “affecting national security”, and as advised by our PRC legal counsel, the PRC government authorities may have wide discretion in the interpretation for “affect or may affect national security. As of the date of this prospectus supplement, these draft measures have not been formally adopted. It is uncertain when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. The scope of business operations and financing activities that are subject to such draft measures and the implementation thereof is not yet clear.

As of the date of this prospectus supplement, (i) we have not been informed by any PRC governmental authority of any requirement that we file for approval for the Listing; (ii) we have not been subject to any material fines or administrative penalties, mandatory rectifications, or other sanctions by any competent regulatory authorities in relation to the infringement of cybersecurity and data protection laws and regulations; (iii) there is no material leakage of data or personal information or violation of cybersecurity and data protection and privacy laws and regulations by us which will have a material adverse impact on our business operations; (iv) there has been no material cybersecurity and data protection incidents or infringement upon the rights of any third parties, or other legal proceedings, administrative or governmental proceedings, pending or, to the best of the knowledge of our Company, threatened against or relating to our Company; and (v) we have implemented comprehensive cybersecurity and data protection policies, procedures, and measures to ensure secured storage and transmission of data and prevent unauthorized access or use of data. For a detailed analysis of the risks of these new laws and regulations on our business operations, see “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding cybersecurity, privacy, data protection and information security. Any failure to comply with these laws, regulations and other obligations or any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences” in Exhibit 99.1 of the Listing Current Report.
On December 27, 2021 the MOFCOM and the NDRC jointly promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version) (the “2021 Negative List”), which became effective on January 1, 2022. The 2021 Negative List lifts the limit on foreign ownership of automakers for ICE passenger vehicles. However, the 2021 Negative List provides that foreign investors shall hold no more than 50% of the equity interests in a service provider operating certain value-added telecommunications services (other than for e-commerce, domestic multi-parties communications, storage and forwarding categories, call centers).
On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Administration Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Filing Measures”). The Draft Administrative Provisions and the Draft Filing Measures regulate the system, filing management and other related rules with respect to direct or indirect overseas issuance of listed and traded securities by “domestic enterprises.”
As of the date of this prospectus supplement, the Draft Administration Provisions and the Draft Filing Measures have not been formally adopted yet, and it is uncertain when the final regulations will be issued and take effect, how they will be enacted, interpreted and implemented, and whether or to what extent they will affect us.
Our Holding Company Structure and Contractual Arrangements with Our VIE
NIO Inc. is not an operating company in China but a Cayman Islands holding company with no equity ownership in its VIE and no material operations of its own. We conduct our operations through our PRC subsidiaries and our VIE in China, and through our subsidiaries in the United States, Germany, the United Kingdom and Norway.
PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunication services, and historically, on vehicle manufacturing. In April 2018, we entered into a series of contractual arrangements with Shanghai Anbin, and Beijing NIO, our two VIEs at the time, and their respective shareholders, to conduct certain future operations in China. These contractual arrangements enable us to:
•
receive the economic benefits that could potentially be significant to our VIEs in consideration for the services provided by our subsidiaries;

•
exercise effective control over our VIEs; and

•
hold an exclusive option to purchase all or part of the equity interests in our VIEs when and to the extent permitted by PRC law.

These contractual agreements include an exclusive business cooperation agreement, exclusive option agreement, equity interest pledge agreement, loan agreement and power of attorney. For a summary of the material provisions of the contractual arrangements relating to Beijing NIO, please refer to “Item 4. Information on the Company — C. Organizational Structure — Contractual Agreements with the VIE and Its Shareholders” in our 2020 Annual Report.
We intended to rely on the subsidiaries of Shanghai Anbin to conduct vehicle manufacturing, and we operate value-added telecommunication services, including without limitation, performing internet services, operating our website and mobile application as well as holding certain related licenses, through Beijing NIO. The contractual arrangements with Shanghai Anbin were terminated in March 2021. Beijing NIO and Shanghai Anbin, our current and past VIEs, and their subsidiaries, taking into account all of their respective business with or without foreign investment restrictions under PRC laws, did not contribute any external revenue to our total revenues in 2018, 2019, and 2020 and for the nine months ended September 30, 2021. Our current and past VIEs and their subsidiaries with foreign investment restricted businesses under PRC laws, being value-added telecommunications services, provided such services internally to our subsidiaries, and such services amounted to nil, nil, RMB0.2 million and RMB0.4 million (US$0.1 million) during 2018, 2019, 2020 and the nine months ended September 30, 2021, respectively.
Investors in our ADSs and Class A ordinary shares are not purchasing equity interests in our VIE in China but instead are purchasing equity interests in a holding company incorporated in the Cayman Islands. We do not have any equity interests in our VIE, Beijing NIO. However, as a result of contractual arrangements, we have effective control over and are considered the primary beneficiary of Beijing NIO, and we have consolidated the financial results of it in our consolidated financial statements. The nominee shareholders of Beijing NIO, Bin Li and Lihong Qin, are directors of our company. We consider Mr. Li and Mr. Qin suitable to act as the nominee shareholders of Beijing NIO because of, among other considerations, their contribution to our company, their competence and their length of service with and loyalty to our company. However, the contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE and we may incur substantial costs to enforce the terms of the arrangements. If Beijing NIO or the nominee shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Beijing NIO. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of Beijing NIO in our financial statements. For a detailed description of the risks associated with our corporate structure, please refer to “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in the 2020 Annual Report and “Risk Factors — Risks Related to Our Corporate Structure” in Exhibit 99.1 of the Listing Current Report.
The following diagram illustrates our corporate structure, including our principal subsidiaries and its principal subsidiaries and our VIE, as of the date of this prospectus supplement:

Notes:
(1)
NIO Holding Co., Ltd. is owned 71.705%, 19.478%, 4.079%, 2.447%, 0.816%, 0.931% and 0.544% by NIO Nextev Limited, NIO User Enterprise Limited, Hefei Jianheng New Energy Vehicle Investment Fund Partnership (Limited Partnership), Advanced Manufacturing Industry Phase II Investment Fund (Limited Partnership), Anhui Sanzhong Yichuang Industrial Development Fund Co., Ltd., NIO Power Express Limited and Anhui Jintong New Energy Vehicle Phase II Fund Partnership (Limited Partnership), respectively.

(2)
Mr. Bin Li and Mr. Lihong Qin hold 80% and 20% equity interests, respectively, in Beijing NIO. Mr. Bin Li is also our founder, the chairman of our board of directors and our chief executive officer. Mr. Lihong Qin is a director of our Company.

(3)
Wuhan NIO Energy Co., Ltd. is owned 51% and 49% by NIO Energy Investment (Hubei) Co., Ltd. and Hubei Science Technology Investment Group Co., Ltd., respectively.

(4)
XTRONICS (Nanjing) Automotive Intelligent Technologies Co., Ltd. is owned 50%, 33.41% and 16.59% by XPT (Jiangsu) Automotive Technology Co., Ltd., Wistron Info Comm (Kunshan) Co., Ltd. and Xtronics Innovation Ltd., respectively.

(5)
NIO Co., Ltd. has one subsidiary.

(6)
NIO Sales and Services Co., Ltd. has 58 subsidiaries.

(7)
Wuhan NIO Energy Co., Ltd. has 23 subsidiaries.

Permissions Required from the PRC Authorities for Our Operations
Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus supplement, our PRC subsidiaries and VIE have obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations of our holding company, our PRC subsidiaries and our VIE in China, including, among others, the ICP license. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals for our business operations in the future. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by our PRC subsidiaries” in the 2020 Annual Report.
Meanwhile, the PRC government has recently indicated an intent to exert more oversight and control over capital raising activities of listed companies that are conducted overseas and/or foreign investment in China-based issuers. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — The approval of or filing with the CSRC or other PRC government authorities may be required in connection with this Listing and our future capital raising activities under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or filing” in Exhibit 99.1 of the Listing Current Report.
Cash and Asset Flows through Our Organization
NIO Inc. is a holding company with no material operations of its own. We conduct our operations in China primarily through our subsidiaries and our VIE in China. As a result, although other means are available for us to obtain financing at the holding company level, NIO Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and service fees paid by our VIE in China. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NIO Inc. In addition, our PRC subsidiaries are permitted to pay dividends to NIO Inc. only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Further, our PRC subsidiaries and VIE are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. For more details, see “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Holding Company Structure” in the 2020 Annual Report.
Under PRC laws and regulations, our PRC subsidiaries and VIE are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by SAFE. The amounts restricted include the paid-up capital and the statutory reserve funds of our PRC subsidiaries and the net assets of our VIE in which we have no legal ownership, totaling RMB15,527.4 million, RMB20,733.5 million, RMB20,656.8 million and RMB38,737.9 million (US$6,012.0 million) as of December 31, 2018, 2019 and 2020, and September 30, 2021, respectively, and the net assets of our VIE that are restricted was nil as of each of these dates. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in the 2020 Annual Report.
Under PRC law, NIO Inc. may provide funding to our PRC subsidiaries only through capital contributions or loans, and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. In 2018, 2019, 2020 and the nine months ended September 30, 2021, NIO Inc. provided funding to our intermediate holding companies and subsidiaries through capital contributions. NIO Inc. has also extended loans to its intermediate holding companies and subsidiaries, which outstanding principal amount was RMB20.7 million, RMB22.7 million, RMB19.7 million and RMB0.1 million (US$0.02 million), as of December 31, 2018, 2019 and 2020 and September 30, 2021, respectively, and such amounts were then loaned to the nominee shareholders of our VIE for use as their investment in our VIE.
NIO Inc. has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in the 2020 Annual Report.  For Cayman Islands, PRC and United States federal income tax considerations of an investment in our ADSs or Class A ordinary shares, see “Item 10. Additional Information — E. Taxation” in the 2020 Annual Report.
Summary of Risk Factors
Investing in our ADSs and Class A ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment in our ADSs and Class A ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the “Risk Factors” section of this prospectus supplement, “Item 3. Key Information  —  D. Risk Factors” in our 2020 Annual Report and the “Risk Factors” section in Exhibit 99.1 of the Listing Current Report, both of which documents are incorporated herein by reference.
Risks Related to Our Business and Industry
Risks and uncertainties related to our business and industry include, but are not limited to, the following:
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Our ability to develop and manufacture a car of sufficient quality and appeal to customers on schedule and on a large scale is still evolving;

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We have not been profitable. We had negative cash flows from operating activities in 2018 and 2019 and have only recently generated positive cash flows from operations in certain periods;

•
Our business, financial condition and results of operations may be adversely affected by the COVID-19 pandemic;

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We have a limited operating history and face significant challenges as a new entrant into our industry;

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Manufacturing in collaboration with partners is subject to risks;

•
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects;

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Our vehicles may not perform in line with customer expectations;

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Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business;

•
We may face challenges providing our power solutions;

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We rely on Battery Asset Company to work together with us to provide Battery as a Service to our users. If Battery Asset Company fails to achieve smooth and stable operations, our Battery as a Service and reputation may be materially and adversely affected;

•
Our services may not be generally accepted by our users. If we are unable to provide good customer service, our business and reputation may be materially and adversely affected;

•
We are dependent on our suppliers, many of whom are our single source suppliers for the components they supply; and

•
Our business is subject to a variety of laws, regulations, rules, policies and other obligations regarding cybersecurity, privacy, data protection and information security. Any failure to comply with these laws, regulations and other obligations or any losses, unauthorized access or releases of confidential information or personal data could subject us to significant reputational, financial, legal and operational consequences.

Risks Related to Our Corporate Structure
We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:
•
We are a Cayman Islands holding company with no equity ownership in our VIE and we conduct our operations in China through (i) our PRC subsidiaries and (ii) our VIE with which we have maintained contractual arrangements. Investors in our ADSs and Class A ordinary shares thus are not purchasing equity interests in our VIE in China but instead are purchasing equity interests in a Cayman Islands holding company. If the PRC government deems that our contractual arrangements with our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company in the Cayman Islands, our VIE and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our VIE and, consequently, significantly affect the financial performance of our VIE and our company as a group;

•
We rely on contractual arrangements with our variable interest entity and its shareholders to exercise control over our business, which may not be as effective as direct ownership in providing operational control;

•
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entity’s shareholders may be subject to limitations based on PRC laws and regulations; and

•
The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Risks Related to Doing Business in China
We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:
•
Our ADSs may be delisted or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act given that the PCAOB is unable to inspect or fully investigate auditors who are located in China. On June 22, 2021, the U.S. Senate passed a bill which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. The delisting or the cessation of trading of our ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. The work of our auditor as it relates to the China operations of itself and of any registrant that it serves is currently not inspected by the PCAOB. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in the mainland of China, and identified the registered public accounting firms in the mainland of China that are subject to such determinations. Our auditor is identified by the PCAOB and is subject to the determination;

•
Changes in China’s political or social conditions or government policies could have a material and adverse effect on our business and results of operations;

•
Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ADSs and Class A ordinary shares. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” in the 2020 Annual Report;

•
The PRC government’s significant authority in regulating our operations and its oversight and control over capital raising activities of listed companies conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline. For more details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government’s significant oversight and discretion over our business operation could result in a material adverse change in our operations and the value of our ADSs” in Exhibit 99.1 of the Listing Current Report;

•
The approval of or filing with the CSRC or other PRC government authorities may be required in connection with this Listing and our future capital raising activities under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or filing; and

•
We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by our PRC subsidiaries.

Risks Related to Our Shares, Our ADSs and The Listing
In addition to the risks described above, we are subject to risks related to our shares, our ADSs and the Listing, including, but are not limited to, the following:
•
As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange;

•
If we change the listing venue of our securities, including delisting from either of New York Stock Exchange and Hong Kong Stock Exchange, you may lose the shareholder protection mechanisms afforded under the regulatory regimes of the applicable securities exchange;

•
The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors;

•
Our triple-class voting structure will limit the holders of our Class A ordinary shares and ADSs to influence corporate matters, provide certain shareholders of ours with substantial influence and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial;

•
The liquidity of our Class A ordinary shares on the Hong Kong Stock Exchange may be limited and the effectiveness of the liquidity arrangements is subject to limitations; and

•
The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our Class A ordinary shares and/or ADSs.

Corporation Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.

RISK FACTORS
Investing in the ADSs and Class A ordinary shares involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks and uncertainties described below, together with the risks described in our 2020 Annual Report, Listing Current Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
The liquidity of our Class A ordinary shares on the Hong Kong Stock Exchange may be limited and the effectiveness of the liquidity arrangements is subject to limitations.
Our Class A ordinary shares have not been traded on the HKSE before the listing by way of introduction on the HKSE, and there may be limited liquidity in our Class A ordinary shares on the HKSE. Shareholders will be able to transfer the registration of our Class A ordinary shares from New York to Hong Kong and vice versa, but there is no certainty as to the number of Class A ordinary shares underlying ADSs that shareholders may elect to transfer to Hong Kong. This may adversely affect investors’ ability to purchase or liquidate shares on the HKSE. Accordingly, there is no guarantee that the price at which shares are traded on the HKSE will be substantially the same as or similar to the price at which shares are traded on the NYSE or that any particular volume of shares will trade on the HKSE.
Throughout the 30-day period from and including the date of the Listing, or the liquidity period, Morgan Stanley Hong Kong Securities Limited as a designated dealer and China International Capital Corporation Hong Kong Securities Limited as an alternate designated dealer intend to carry out liquidity activities between the NYSE and HKSE. Such liquidity activities are intended to contribute to the liquidity of our Class A ordinary shares on the HKSE. You should be aware, however, that the liquidity arrangements are subject to the designated dealers’ ability to sell our Class A ordinary shares or obtain a sufficient number of shares for settlement on the HKSE, as well as the existence of adequate price differentials between the HKSE and NYSE.
There is no guarantee that the liquidity arrangements will attain and/or maintain liquidity in our Class A ordinary shares at any particular level on the HKSE, nor is there assurance that an open market will in fact develop. The liquidity arrangements will also terminate and cease to continue beyond the liquidity period.
The liquidity arrangements do not create any obligation on the designated dealers to undertake any liquidity or other transactions in our Class A ordinary shares. Accordingly, there is no guarantee that the price at which our Class A ordinary shares are traded on the HKSE will be substantially the same as or similar to the equivalent price at which our Class A ordinary shares represented by ADSs are traded on the NYSE or that any particular volume of our Class A ordinary shares will trade on the HKSE. The liquidity arrangements being implemented in connection with the listing by way of introduction on the HKSE are not equivalent to the price stabilization activities which may be undertaken in connection with an initial public offering. In addition, the designated dealers are not acting as market makers and do not undertake to create or make a market in our Class A ordinary shares on the HKSE.

USE OF PROCEEDS
None of our company, CHJ Limited or Image Frame Investment (HK) Limited will receive any proceeds from the lending of the Class A ordinary shares registered hereunder.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2021 on an actual basis.
You should read this table in conjunction with our consolidated financial statements and related notes thereto in our 2020 Annual Report and our current report on Form 6-K furnished to the SEC on November 15, 2021, “Item 5. Operating and Financial Review and Prospects” in our 2020 Annual Report, and “Financial Information” in Exhibit 99.1 of the Listing Current Report. The 2020 Annual Report, the Listing Current Report and our current report on Form 6-K furnished to the SEC on November 15, 2021 are incorporated herein by reference.
	As of September 30, 2021
	Actual
	RMB	US$
	(in thousands)	(unaudited)
Current Assets
Cash and cash equivalents	21,594,871	3,351,471
Restricted cash	3,655,717	567,358
Short-term investments	21,706,448	3,368,788
Shareholders’ Equity:
Class A ordinary shares	2,334	362
Class B ordinary shares	220	34
Class C ordinary shares	254	39
Treasury shares	(1,849,600)	(287,053)
Additional paid-in capital	80,022,293	12,419,266
Accumulated other comprehensive loss	(234,396)	(36,378)
Accumulated deficit	(53,521,799)	(8,306,453)
Total NIO Inc. Shareholders’ Equity	24,419,306	3,789,817
Non-controlling interests	101,994	15,829
Total Shareholders’ Equity	24,521,300	3,805,646
Total Capitalization	37,558,897	5,829,049

DIVIDEND POLICY
The payment of dividends is at the discretion of our board of directors, subject to our twelfth amended and restated memorandum and articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or the share premium account, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
We are a holding company incorporated in the Cayman Islands. We may rely on dividends paid by our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 3. Key Information — D. Risk Factors  —  Risks Related to Doing Business in China  —  We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in the 2020 Annual Report.
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying our ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

DESCRIPTION OF LIQUIDITY ARRANGEMENTS
We have appointed Morgan Stanley Hong Kong Securities Limited as a designated dealer and China International Capital Corporation Hong Kong Securities Limited as an alternate designated dealer in connection with the proposed listing of our Class A ordinary shares on the HKSE by way of introduction. Upon such listing on the HKSE, which is expected to be on or about March 10, 2022, and during the liquidity period, such designated dealers, on their own account, will seek to undertake certain trading activities, which are expected to contribute to the liquidity of trading in our Class A ordinary shares on the HKSE.
For a period of 30 calendar days commencing on the listing date, or the bridging period, the designated dealer on its own account, will seek to undertake, or, under the circumstance that the trades cannot be undertaken by the designated dealer as a result of technical failures, request an alternate designated dealer to undertake, certain trading activities in circumstances as described below. The bridging period will end on or about April 8, 2022, being the period of 30 calendar days from and including the listing date. The alternate designated dealer will only undertake trading activities at the request of the designated dealer.
Image Frame Investment (HK) Limited and CHJ Limited, as the lenders, have entered into stock borrowing agreements with the designated dealer, as the borrower, dated as of February 27, 2022, under which the lenders will make available to the borrower stock lending facilities of 41,400,000 Class A ordinary shares, or borrowed shares, which is approximately 2.7% of the Class A ordinary shares in issue immediately upon Listing (without taking into account the additional shares to be issued under our stock incentive plans, Class A ordinary shares issued and reserved for future issuance upon exercising or vesting of awards granted under our stock incentive plan and assuming all Class B ordinary shares will be converted into Class A ordinary shares upon Listing), on one or more occasions, subject to applicable laws, rules and regulations in the United States and Hong Kong. The borrowed shares will be registered on our Hong Kong share register and admitted into the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited, a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited, or CCASS, prior to and upon listing.
Under the stock borrowing agreements, the borrowed shares shall be returned to the lenders within 15 business days after the expiry of the bridging period, but may be postponed in case the procedure for re-delivering and transfer of the borrowed shares is unable to be completed within this period. To close out their borrowed positions, the designated dealer and/or alternate designated dealer may purchase ADSs from the NYSE and convert such ADSs into Class A ordinary shares or purchase Class A ordinary shares from the HKSE or use any unutilized borrowed shares (other than Class C ordinary shares) registered on our Hong Kong share register to transfer to the lenders. If necessary, the designated dealer and/or alternate designated dealer may repeat the process or alternatively may purchase Class A ordinary shares from the Hong Kong market, in order to provide additional liquidity to meet demand for our Class A ordinary shares in the Hong Kong market during the bridging period. In the unlikely event that the borrowed shares are falling short of what is required, the designated dealer and/or alternate designated dealer will have the option to borrow more ADSs from the U.S. market and convert these to Class A ordinary shares in Hong Kong in order to further facilitate the liquidity arrangements if necessary.
The designated dealer and/or alternate designated dealer will closely monitor the trading of our Class A ordinary shares and continue to replenish their share inventory while carrying out the liquidity trades. Once the market opens and during the continuous trading period under the Rules and Regulations of the Exchange and the Options Trading Rules, or Rules of the Exchange, the designated dealer and/or alternate designated dealer will adopt various pre-determined quantitative and other parameters, including continuous monitoring of bid/ask price, closing price, last recorded price, day high/low price, trading volume, intra-day volatility, availability of sell orders in the market, macro backdrop, sector and company related news, in order to form decisions of liquidity arrangements on a real-time basis and to further provide facilitation services to buyers and sellers, and as such, they may sell more stock out of their inventory. The designated dealer and/or alternate designated dealer will monitor the market closely to ensure on a timely basis such sell orders are placed in the market as necessary to provide and facilitate liquidity while maintaining an orderly and fair market. They will consider increasing sell orders while ensuring that they do not artificially push down share price. On the other hand, should supply exceed demand, they may opt to further build up their inventory by purchasing stock from buyers. The designated dealer and/or the alternate designated dealer will also work on the set of parameters to provide liquidity arrangements during the continuous trading period under Rules of the Exchange. If the designated dealer and/or alternate designated dealer choose to purchase ADSs overnight on NYSE, the date of settlement for ADSs is on the second business day following the trade date (T+2). The designated dealer and/or alternate designated dealer can subsequently present ADRs evidencing such ADSs at the office of the depositary, and send an instruction to cancel such ADSs to the depositary. Upon payment of fees, expenses, taxes or charges and subject in all cases to the terms of the deposit agreement, the depositary will instruct its custodian to deliver the Class A ordinary shares underlying the cancelled ADSs to designated dealer’s and/or alternate designated dealer’s CCASS participant stock accounts provided in the instruction, in all cases subject to there being a sufficient number of Class A ordinary shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. If there is no delay, these shares will be available the following morning Hong Kong time (T+2) at the earliest for settlement of shares sold on or after T+2 by the designated dealer and/or alternate designated dealer on the HKSE. While such transfer of Class A ordinary shares take place, the designated dealer and/or alternate designated dealer will utilize Class A ordinary shares borrowed under the stock borrowing agreements for settlement of the sale made in Hong Kong. Alternatively, the designated dealer and/or alternate designated dealer may purchase Class A ordinary shares from the Hong Kong market to replenish their share inventory.
The designated dealers will enter into such bridging and liquidity arrangements (including arbitrage activities) with a view to contributing towards liquidity of our Class A ordinary shares on the HKSE, and any sales or loans of Class A ordinary shares to the designated dealer’s and/or alternate designated dealer’s and subsequent sales of such shares on the HKSE will constitute proprietary transactions of the designated dealers. It should be noted that each of the designated dealer and the alternate designated dealer and any persons acting for it may, in connection with the proposed liquidity activities, maintain a long position in the Class A ordinary shares. There is no certainty regarding the extent, time or the period for which each of the designated dealer and the alternate designated dealer and any persons acting for it may maintain such a long position in the Class A ordinary shares. The liquidation of any such long position by the designated dealer and the alternate designated dealer or any persons acting for it may have an adverse impact on the market price of the Class A ordinary shares. Other than the designated dealer and the alternate designated dealer, trading activities may be carried out by market participants who have access to our Class A ordinary shares. Also, other existing shareholders who have converted their shareholdings into our Class A ordinary shares in Hong Kong upon the commencement of trading can also carry out trades in our Class A ordinary shares to facilitate the liquidity of the trading of our Class A ordinary shares on the HKSE. Such activities will depend on the number of market participants (other than the designated dealer and the alternate designated dealer) who elect to enter into such bridging and liquidity arrangements. See “Risk Factors — The liquidity of our Class A ordinary shares on the Hong Kong Stock Exchange may be limited and the effectiveness of the liquidity arrangements is subject to limitations.”
We will pay Morgan Stanley Hong Kong Securities Limited US$500,000 for its appointment as the Designated Dealer as set out in the Designated Broker Agreement.
In making sales of shares registered hereunder on the HKSE to U.S. persons, as defined under Regulations S, or for the account or benefit of U.S. persons, the designated dealer and the alternative designated dealer may be deemed to be underwriters within the meaning of the U.S. Securities Act. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC, and, to the extent that its conduct may be deemed to involve participation in offers or sales of ordinary shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.
We have agreed to provide indemnification and contribution to the borrowers against certain liabilities, including liabilities under the U.S. Securities Act.
The borrowers and their affiliates may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities law and New York State law. We are being represented by Skadden, Arps, Slate, Meagher & Flom with respect to certain legal matters as to Hong Kong law. Certain legal matters of United States federal securities law, New York State law and Hong Kong law will be passed upon for the designated dealers by Simpson Thacher & Bartlett. The validity of the Class A ordinary shares registered hereby and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the designated dealers by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP and Skadden, Arps, Slate, Meagher & Flom may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.nio.com/. The information contained on, or linked from, our website is not a part of this prospectus supplement.
This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be lent by the lending shareholders. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities the lending shareholders are lending. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.
We incorporate by reference the documents listed below in this prospectus supplement:
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Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 6, 2021;

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Our current report on Form 6-K furnished to the SEC on June 7, 2021;

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Our current report on Form 6-K furnished to the SEC on November 15, 2021;

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Our current report on Form 6-K furnished to the SEC at 7:15 A.M. (Eastern Time) on February 28, 2022;

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The description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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With respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.
Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road Shanghai, 201804, People’s Republic of China
Tel: (86 21) 21 6908 2018
Attention: Investor Relations Department

PROSPECTUS
NIO Inc.
CLASS A ORDINARY SHARES
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares held by them. The selling shareholders may sell shares of our Class A ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “NIO.” On June 8, 2020, the last reported sale price of the ADSs on the New York Stock Exchange was US$5.97 per ADS.
Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 9, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:
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the terms “we,” “us,” “our company,” “our” and “NIO” refer to NIO Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities;

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“shares” and “ordinary shares” refer to our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, each of par value US$0.00025 per share, “Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.00025 per share, “Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.00025 per share, and “Class C ordinary shares” refers to our Class C ordinary shares, par value US$0.00025 per share;

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“ADSs” refers to our American depositary shares, each of which represents one Class A ordinary share;

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“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

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all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:
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our goals and growth strategies;

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the outbreak of COVID-19;

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our future business development, financial conditions and results of operations;

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the expected growth of the electric vehicles industry in China;

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our expectations regarding demand for and market acceptance of our products and services;

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our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

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competition in our industry;

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relevant government policies and regulations relating to our industry; and

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assumptions underlying or related to any of the foregoing.

Although we believe that our expectations expressed in the forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. These forward-looking statements are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should thoroughly read this prospectus, any prospectus supplement and the documents incorporated by reference with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
We are a pioneer in China’s premium smart electric vehicle market. We design, jointly manufacture, and sell smart and connected premium electric vehicles, driving innovations in next generation technologies in connectivity, autonomous driving and artificial intelligence. Redefining user experience, we aim to provide users with comprehensive, convenient and innovative charging solutions and other user-centric service offerings. Our Chinese name, Weilai ( ), which means Blue Sky Coming, reflects our commitment to a more environmentally friendly future.
The first model we developed was the EP9 supercar, introduced in 2016. The EP9 set a world record as the then fastest all-electric car on the track at the Nürburgring Nordschleife “Green Hell” track in Germany in May 2017, finishing a lap in 6 minutes and 45.90 seconds. Combined with an attractive design and strong driving performance, the EP9 delivers extraordinary acceleration and best-in-class electric powertrain technology, helping position us as a premium brand.
We launched our first volume manufactured electric vehicle, the seven-seater ES8, to the public at our NIO Day event on December 16, 2017 and began making deliveries to users on June 28, 2018. In December 2018, we launched its variant, the six-seater ES8, with delivery beginning in March 2019. The ES8 is an all-aluminum alloy body, premium electric SUV that offers exceptional performance, functionality and mobility lifestyle. It is equipped with our proprietary e-propulsion system, which is capable of accelerating from zero to 100 kilometers (km) per hour (kph) in 4.4 seconds and delivering a New European Driving Cycle, or NEDC, driving range of up to 355 km and equipped with a 70-kilowatt-hour battery pack. On December 28, 2019, during the third NIO Day held in Shenzhen, China, we released the all-new ES8, the flagship smart premium electric SUV. The all-new ES8 boasts more than 180 product improvements and comes with better performance, longer driving range and a more sophisticated and high-tech design. With the 100-kilowatt-hour battery pack newly released during the third NIO Day and to be delivered in the fourth quarter of 2020, the all-new ES8 has an NEDC range of up to 580 km, a major improvement in its range performance. We began making deliveries of the all-new ES8 in April 2020. In July 2019, NIO ranked the highest in quality among all electric vehicle brands, and the ES8 ranked the highest in quality among all mid-large electric vehicles, in JD Power’s 2019 New Energy Vehicle Experience Index Study. As of December 31, 2019, we had delivered 20,480 ES8s to customers in more than 270 cities.
We launched our second volume manufactured electric vehicle, the ES6, to the public at our NIO Day event on December 15, 2018 and began making deliveries to users in June 2019. The ES6 is a five-seater high-performance long-range premium electric SUV. The ES6 is smaller but more affordable than the ES8, allowing us to target a broader market in the premium SUV segment. Its performance version is equipped with a 160-kW permanent magnet motor and a 240-kW induction motor, and is capable of accelerating from zero to 100 kph within 4.7 seconds. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the ES6 performance version boasts an NEDC range of up to 610 km. As of December 31, 2019, we had delivered 11,433 ES6s to customers in more than 250 cities.
We launched our third volume manufactured electric vehicle, the EC6, to the public at our NIO Day event on December 28, 2019. EC6 is a smart premium electric coupe SUV. EC6 has an agile coupe design with drag coefficient at only 0.27Cd. It is dynamically shaped and equipped with a 2.1 squaremeter vault glass roof. With the 100-kilowatt-hour battery pack to be delivered in the fourth quarter of 2020, the EC6 boasts an NEDC range of up to 615 km. Users can pre-order the EC6 through the NIO App and we expect to begin making deliveries of the EC6 in September 2020.
We aim to create the most worry-free experience for our users, online or offline, at home or on-the-go. In response to common concerns over the accessibility and convenience of EV charging, we offer a comprehensive, convenient and innovative suite of charging solutions. These solutions, which we call our NIO Power solutions, include Power Home, our home charging solution; Power Swap, our innovative battery swapping service; Power Mobile, our mobile charging service through charging trucks; Power Charger, our public fast charging solution; and Power Express, our 24-hour on-demand pick-up and drop-off charging service. In addition, our vehicles are compatible with China’s national charging standards and have access to a nationwide publicly accessible charging network of approximately 270,000 charging piles. Beyond charging solutions, we offer comprehensive value-added services to our users, such as statutory and third-party liability insurance and vehicle damage insurance through third- party insurers, repair and routine maintenance services, courtesy car during lengthy repairs and maintenance, nationwide roadside assistance, as well as an enhanced data package. We believe these solutions and services, together, will create a holistic user experience throughout the vehicle lifecycle.
The electric powertrain technologies we developed for the EP9 set the technological foundation for the development of our vehicles, from the ES8 to the ES6 and the EC6 and to other future models. Our e-propulsion system consists of three key sub-systems: an electric drive system, or EDS, an energy storage system, or ESS, and a vehicle intelligence control system, or VIS. Our electric powertrain reflects our cutting-edge proprietary technologies and visionary engineering in our EV design.
We are a pioneer in automotive smart connectivity and enhanced Level 2 autonomous driving. NOMI, which we believe is one of the most advanced in-car AI assistants developed by a Chinese company, is a voice activated AI digital companion that personalizes the user’s driving experience. NIO Pilot, our proprietary enhanced Level 2 advanced driver assistance system, or ADAS, is enabled by 23 sensors and equipped with the Mobileye EyeQ®4 ADAS processor, which is eight times more powerful than its predecessor.
We have significant in-house capabilities in the design and engineering of electric vehicles, electric vehicle components and software systems. We have strategically located our teams in locations where we believe we have access to the best talent. Our strong design, engineering and research and development capabilities enable us to launch smart and connected premium electric vehicles that are customized for, and thus appealing to, Chinese consumers. In addition, our research and development efforts also have resulted in an extensive intellectual property portfolio that we believe differentiates us from our competitors.
We adopt an innovative sales model compared to incumbent automobile manufacturers. We sell our vehicles through our own sales network, including NIO Houses, NIO Spaces and our mobile application. NIO Spaces are showrooms for our brand, vehicles and services. NIO Houses not only function as showrooms, but also clubhouses for our users with multiple social functions. Prospective users can place orders using our mobile application and more importantly, our mobile application fosters a dynamic and interactive online platform. We believe our online and offline integrated community which is developing from our NIO Houses, NIO Spaces and mobile application will retain user engagement and cultivate loyalty to our brand, along with other successful branding activities, such as our annual NIO Day and our Drivers’ Championship winning Formula E team.
For more information about our company, please see “Item 4. Information on the Company” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are located at Building 20, No. 56 AnTuo Road, Jiading District, Shanghai 201804, PRC. Our telephone number at this address is +86-21-6908-2018. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain our website at https://ir.nio.com/. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS
Please see the factors set forth in “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).
The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our current eleventh amended and restated memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital US$1,000,000 divided into 4,000,000,000 shares comprising of (i) 2,500,000,000 Class A ordinary shares of a par value of US$0.00025 each, 831,928,082 of which are issued and outstanding, (ii) 132,030,222 Class B ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, (iii) 148,500,000 Class C ordinary shares of a par value of US$0.00025 each, all of which are issued and outstanding, and (iv) 1,219,469,778 shares of a par value of US$0.00025 each of such class or classes (however designated) as our board of directors may determine in accordance with our eleventh amended and restated memorandum and articles of association, none of which is issued and outstanding.
The following are summaries of material provisions of our eleventh amended and restated memorandum and articles of association, which became effective upon the completion of the initial public offering of our ADSs in September 2018, and the Companies Law insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our entire eleventh amended and restated memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference. For information on how to obtain copies of our eleventh amended and restated memorandum and articles of association, see “Where You Can Find More Information About Us.”
Ordinary Shares
General.   Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the holders of ordinary shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our eleventh amended and restated memorandum and articles of association, our company may not issue bearer shares.
Conversion.   Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Each Class C ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares or Class C ordinary shares. Upon any sale, transfer, assignment or disposition of any Class B ordinary share or Class C ordinary share by a shareholder to any person who is not an affiliate of such shareholder, or upon a change of ultimate beneficial ownership of any Class B ordinary share or Class C ordinary share to any person who is not an affiliate of the registered shareholder of such share, each such Class B ordinary share and Class C ordinary share, as applicable, shall be automatically and immediately converted into one (1) Class A ordinary share.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our eleventh amended and restated memorandum articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, under the laws of the Cayman Islands, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, each Class B ordinary share shall entitle the holder thereof to four (4) votes on all matters subject to vote at general meetings of our company, and each Class C ordinary share shall entitle the holder thereof to eight (8) votes on all matters subject to vote at general meetings of our company. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our eleventh amended and restated memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating all or any of our share capital into shares of larger amount than our existing shares, sub-dividing our shares or any of them into shares of an amount smaller than that fixed by our eleventh amended and restated memorandum and articles of association, and cancelling any unissued shares. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our eleventh amended and restated memorandum and articles of association.
Appointment and Removal of Directors.   Our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board. Directors may be appointed or removed by ordinary resolution of our shareholders.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our eleventh amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our eleventh amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions in our eleventh amended and restated memorandum and articles of association set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.
Liquidation.   On the winding-up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding-up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares.   Our eleventh amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our eleventh amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.
Anti-Takeover Provisions.   Some provisions of our eleventh amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our eleventh amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies, ordinary non-resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident/non-resident company except that an exempted company:
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does not have to file an annual return detailing its shareholders with the Registrar of Companies of the Cayman Islands;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. Under our eleventh amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our eleventh amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our eleventh amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our eleventh amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eleventh amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our eleventh amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our eleventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our eleventh amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our eleventh amended and restated articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Companies law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our eleventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our eleventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our eleventh amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our eleventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our eleventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of securities issuances by us in the past three years.
Ordinary Shares
On August 1, 2018, we issued 1,541,667 ordinary shares to Prime Hubs Limited for nil consideration. The ordinary shares were converted into Class A ordinary shares upon the completion of our initial public offering.
On September 12, 2018, we completed our initial public offering of 160,000,000 American depositary shares, each representing one Class A ordinary share. Subsequently on October 12, 2018, the associated over-allotment option were fully exercised by our underwriters for our initial public offering and an additional 24,000,000 American depositary shares, each representing one Class A ordinary share, were issued. The offering and the over-allotment option were completed at an issuance price of $6.26 per ADS.
Preferred Shares
On July 6, 2017, we issued an aggregate of 24,466,024 series C preferred shares for aggregate consideration of US$95,050,500.0 to Tea Leaf Limited, BLISSFUL DAYS HOLDINGS LIMITED, Guangfa Xinde Capital Management Limited, Bluefuture Fund L.P., UBS AG, London Branch, KEEN EAGLE CAPITAL INVESTMENT LIMITED and China Oceanwide International Asset Management Limited.

On July 20, 2017, we issued 1,287,001 series C preferred shares for consideration of US$5,000,000.0 to CMFHK Fortune 100 SPC.
On November 10, 2017, we issued an aggregate of 196,211,257 series D preferred shares for aggregate consideration of US$1,050,300,000.0 to Image Frame Investment (HK) Limited, MORESPARK LIMITED, LEAP PROSPECT LIMITED, Serenity WL Holdings Ltd, SCOTTISH MORTGAGE INVESTMENT TRUST PLC, PACIFIC HORIZON INVESTMENT TRUST PLC, Myriad Opportunities Master Fund Limited, LONE SPRUCE, L.P., Lone Cypress, LTD., ULTRA RESULT HOLDINGS LIMITED, AL NAHDHA INVESTMENT LLC, Al Beed Group, Oldbridge Invest L.L.C., AC Limited, BEST CASTLE LIMITED, HUBEI SCIENCE & TECHNOLOGY INVESTMENT GROUP (HONG KONG) COMPANY LIMITED, WP NIO Investment Partnership, LP, Lezmenia Assets Limited, LAPATHIA HOLDINGS LIMITED, PV Vision Limited, Silver Ridge Fund I Limited Partnership, The Mabel Chan 2012 Family Trust, Magic Stone Special Opportunity Fund IV L.P., Mega Treasure Investment Limited, Tanzanite Gem Holdings Limited, SCC Growth IV Holdco A, Ltd., Joy Next Investment Management Limited, Anderson Investments Pte. Ltd., HH DYU Holdings Limited, TPG Growth III SF Pte. Ltd., Bluestone Company Limited, Bright Sky II, L.P, Diamond Division Limited, WEST CITY ASIA LIMITED, Haixia NEV International Limited Partnership, Palace Investments Pte. Ltd. and KEEN EAGLE CAPITAL INVESTMENT LIMITED.
On November 24, 2017, we issued an aggregate of 11,769,312 series D preferred shares for aggregate consideration of US$63,000,000.0 to Caitong Funds SPC — New Technology Fund Segregated Portfolio, CICC Ehealthcare Investment Limited, CapThrone Investment Limited Partnership and HCM VI Limited.
On December 1, 2017, we issued 4,670,362 series D preferred shares for a consideration of US$25,000,000.0 to STAR AZURE INTERNATIONAL LIMITED.
On December 15, 2017, we issued 934,072 series D preferred shares for consideration of US$5,000,000.0 to Oceanwide Sigma Limited.
On February 24, 2018, we forfeited 937,160 series C preferred shares from CEG Smart Travel Co., Limited.
All preferred shares were converted into Class A, Class B or Class C ordinary shares upon the completion of our initial public offering.
Option and Restricted Share Grants
We have granted options, restricted shares and other awards to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information About Us.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.
If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees
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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

If we:	Then:
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees of the arbitrator and other costs incurred by the parties in connection with such arbitration shall be paid by the party or parties that is (are) unsuccessful in such arbitration. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims arising under the Securities Act or the Exchange Act in state or federal courts. The arbitration provision of the deposit agreement shall not relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act and is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

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when you owe money to pay fees, taxes and similar charges;

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

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other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy of the Cayman Islands). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax of gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations under Cayman Islands law.
Payments of dividends and capital in respect of our Class A ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares or ADSs, nor will gains derived from the disposal of our Class A ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to Circular 82, the State Administration of Taxation issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.
We believe that NIO Inc. is not a PRC resident enterprise for PRC tax purposes. NIO Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that NIO Inc. meets all of the conditions above. NIO Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that NIO Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of NIO Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that NIO Inc. is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in November 2015, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiaries may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
Provided that our Cayman Islands holding company, NIO Inc., is not deemed to be a PRC resident enterprise, holders of our ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. Circular 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of Circular 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and we may be required to expend valuable resources to comply with Circular 7 or to establish that we should not be taxed under Circular 7. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
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banks and other financial institutions;

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insurance companies;

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pension plans;

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cooperatives;

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regulated investment companies;

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real estate investment trusts;

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broker-dealers;

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traders that elect to use a mark-to-market method of accounting;

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certain former U.S. citizens or long-term residents;

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tax-exempt entities (including private foundations);

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holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

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investors that have a functional currency other than the U.S. dollar;

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investors required to accelerate the recognition of any item of gross income with respect to ADSs or Class A ordinary shares “as a result of such income being recognized on an applicable financial statement”;

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persons that actually or constructively own 10% or more of our stock (by vote or value); or

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partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

All of the foregoing may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.
For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.
Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, we do not believe we were a PFIC for the taxable year ended December 31, 2019, and based on our current and expected composition of income and assets and the value of our assets (and taking into account our current market capitalization), we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or to become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our passive income significantly increases relative to our non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “— Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.
The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”
Dividends
Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares) will be considered to be readily tradeable on the New York Stock Exchange, which is an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.
In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “— People’s Republic of China Taxation” above), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.
Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entities or any of the subsidiaries of our variable interest entities.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement.
Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NIO Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We also maintain a website at http://ir.nio.com/, but information contained on, or linked from, our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement
As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
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our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020;

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our current report on Form 6-K furnished on June 9, 2020;

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the description of the securities contained in our registration statement on Form 8-A filed on August 28, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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with respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on May 14, 2020, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
NIO Inc.
Building 20, No. 56 AnTuo Road
Anting Town, Jiading District, Shanghai 201804
People’s Republic of China
Tel: +86 21 6908-3681
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.